Exhibit 99.1

Cross Creek Trucking Acquired by Integrated Freight

$28M Oregon based carrier adds Pacific Northwest capabilities

Sarasota, Florida – April 05, 2011 – Integrated Freight Corp. (http://www.integrated-freight.com) (OTCBB: IFCR) (OTCQB: IFCR) today announced the acquisition of Cross Creek Trucking, a Medford, Oregon based refrigerated freight hauler. In operation since 1986, Cross Creek was founded with just a few trucks and the goal of helping small farmers and receivers along the I-5 corridor. They have since expanded to a fleet of over 115 late model tractors, 170 refrigerated trailers, and 30 dry trailers with2010 revenues of approximately$28M.Cross Creek currently serves customers across the country, with a strong presence in Oregon, Washington, California, Utah, Nevada,Idaho, and Nebraska.

“We’re very excited about this acquisition by Integrated Freight,” said Michael DeSimone, president and founder of Cross Creek Trucking. “While we have been a very successful carrier within our own geographical region, joining Integrated’s team will allow our customers, our employees, and our company to access numerous additional opportunities nationwide.With the support of Integrated Freight’s network of carriers, we will be able to take advantage of greater freight capacity, access a larger customer base, and enjoy the bulk cost savings that Integrated will provide. Locally, we will continue to provide the same safe, reliable service to our clients in the Western United States that we have been for the past 25 years. Nationally, we’re ready to expand our base of operations, continue to improve shipping options for our customers, and help to grow Integrated Freight into one of the nation’s premier dry andrefrigerated freight companies.”

The acquisition of Cross Creek Trucking will increase Integrated Freight’s nationwide fleet to over 300 tractors and 650 trailers while expanding the Company’s shipping reach into the Pacific Northwest. The transactionis effective as of April 1st and was completed with a combination of cash, equity, and debt.

“Strategically, Cross Creek fits in perfectly with what we’re trying to build here at Integrated,” said Paul Henley, CEO of Integrated Freight. “We’ve kept our eyes open for a successful and well respected operator in this region of the country, and they fill that need exceptionally well. The combination of Cross Creek with our current operators will result in more routes, additional customers, and a better bottom line across the fleet.”

Integrated Freight Corporation is a Sarasota, Florida headquartered motor freight company providing long-haul, regional and local service to its customers. The Company specializes in dry and refrigerated truckload services, operating primarily in well-established traffic lanes in the Upper Midwest, Pacific Northwest, Texas, California and the Atlantic seaboard. Integrated Freight was formed for the purpose of acquiring and consolidating operating motor freight companies. IFCR completed its fourth acquisition in April of 2011 and in February 2011 reported fiscal third quarter revenues of $10.34M.

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings, subject to the safe-harbor provisions for forward-looking statements provided in the Securities Exchange Act and the regulations there under. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

Integrated Freight Corp. Investor Relations

941-907-8372 x 6

investor.relations (at) integrated-freight.com